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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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|1.Name and Address of Reporting Person*   |2.Date of Event Requiring   |4.Issuer Name and Ticker        |6.If Amendment, Date of |
|                                          |  Statement (Month/Day/Year)|  or Trading Symbol             |  Original              |
|    Gentles    Robert                     |                            |                                |    (Month/Day/Year)    |
|------------------------------------------|                            | Remote Utilities Network, Inc. |                        |
|    (Last)     (First)     (Middle)       |  See Note (1)              | (OTCBB: RMUN)                  |                        |
-------------------------------------------|----------------------------|---------------------------------------------------------|
|                                          |3.IRS Identification        |5.Relationship of Person to     |7.Individual or Joint/  |
|    7 Penmeadows Place SE                 |  Number of Reporting       |  Issuer (Check all applicable) |  Group Filing (Check   |
|------------------------------------------|  Person, if an Entity      |                                |  applicable line)      |
|               (Street)                   |  (Voluntary)               |                                |                        |
|                                          |                            |  [ ] Director  [X] 10% Owner   |  [X] Form Filed by One |
|       Calgary      Alberta      T2A 3P8  |                            |  [X] Officer   [ ] Other       |      Reporting Person  |
|------------------------------------------|                            |      (give         (specify    |                        |
|        (City)      (State)      (Zip)    |                            |       Title         below)     |  [ ] Form Filed by More|
|                                          |                            |       below)                   |      Than One Reporting|
|                                          |                            |                                |      Person            |
|                                          |                            |      Chief Financial Officer   |                        |
|---------------------------------------------------------------------------------------------------------------------------------|


                                     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                      |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security              |2.Amount of Securities Beneficially   |3.Ownership          |4.Nature of Indirect Beneficial   |
|                                 |  Owned (Instr. 4)                    |  Form: Direct (D)   |  Ownership (Instr. 5)            |
|                                 |                                      |  or Indirect (I)    |                                  |
|                                 |                                      |  (Instr. 5)         |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|  Common Stock, par value $.001  |              50,000                  |         D           |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|  Common Stock, par value $.001  |           7,200,000                  |         I           |    See Note (2)                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)




FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Derivative Security  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conversion or |5.Owner-  |6.Nature of |
|  (Instr. 4)                    |  and Expiration     |  Underlying Derative Security   |  Exercise Price| ship     |  Indirect  |
|                                |  Date               |  (Instr. 4)                     |  of Derivative | Form of  |  Beneficial|
|                                |  (Month Day Year)   |                                 |  Security      | Deriv-   |  Ownership |
|                                |---------------------|---------------------------------|                | ative    |  (Instr. 5)|
|                                |Date Exer-|Expiration|                    | Amount or  |                | Secur-   |            |
|                                |cisable   |Date      |                    | Number of  |                | ity:     |            |
|                                |          |          |                    | Shares     |                | Direct   |            |
|                                |          |          |       Title        |            |                | (D) or   |            |
|                                |          |          |                    |            |                | Indirect |            |
|                                |          |          |                    |            |                | (I)      |            |
|                                |          |          |                    |            |                |(Instr.5) |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|

Explanation of Responses:

(1) Mr. Gentles acquired the 50,000 shares being reported from Remote on April 27, 2000. Remote Utilities
Network, Inc.'s Form 10-SB was declared effective on July 23, 2000, subjecting its officers to the reporting requirements under Section 16(a).

(2) Mr. Gentles, Chief Financial Officer of Remote, is also the President and a director of Autoeye, Inc.
and therefore indirectly owns the 7,200,000 shares of Remote directly owned by Autoeye. Autoeye acquired the shares from Remote on 12/17/99.





**Intentonal misstatements or omissions of facts
  constitute Federal Criminal violations.                         /s/ Robert Gentles                  05/15/01
  See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).                 -------------------------------          ------------
                                                           **Signature of Reporting Person              Date

Note: File three copies of this Form, one of which
      must be manually signed.  If space provided is
      insufficient, see Instruction 6 for procedure.                                                                   Page 2
                                                                                                               SEC 1473 (3/91)